Exhibit 4.19

Option Agreement

The Option Agreement, dated as of August 4, 2015, is made by and among the following parties:

Party A:

Beijing Century TAL Education Technology Co., Ltd., a wholly foreign owned enterprise duly established and validly existing under the laws of the People’s Republic of China (“PRC”) with its legal address at Room 1702-03, Lantianhesheng Building, No.32, Zhongguancun Street, Haidian District, Beijing.

Party B:

Bangxin Zhang, ID Card No. 321182198010012913

Yachao Liu, ID Card No. 211103198110152138

Yunfeng Bai, ID Card No. 360521198109240073

Party C:

Beijing Dididaojia Education Technology Co., Ltd., a limited liability company duly established and validly existing under the PRC laws with its legal address at Room 209, Tower 1, No. 2, the Second Shangdi Street, Haidian District, Beijing.

Through amiable negotiation, the Parties stated above agree as follows concerning Party A purchasing the equity interests of Party C owned by Party B:

1.	Purchase Option Right

1.1	Party A has the right to demand Party B to transfer all or part of the equity interests (“Target Equity Interests”) of Party C it owns at any time (“Purchase Right”), as the specific demand may be, in the following circumstances, and Party B shall transfer Target Equity Interests to Party A or any third party designated by Party A accordingly:

(1)	Party A or any third party designated by Party A is allowed to own all or part of Target Equity Interests under the laws and regulations of PRC; or
(2)	In other circumstances where Party A deem appropriate or necessary.

The Purchase Right of Party A under this Agreement is exclusive, unconditional and irrevocable.

1.2	The Parties agree that Party A has the right to determine to exercise the Purchase Right in part or in all to acquire part or all of Target Equity Interests. And the Parties further agree that the time, manner, quantity and frequency of exercising such Purchase Right by Party A shall not be subject to any restrictions.

1.3	The Parties agree that Party A may designate any third party to purchase part or all of Target Equity Interests. Party B shall not reject to transfer Target Equity Interests to such third party unless such transfer is forbidden by the PRC laws and regulations.

1.4	Party B shall not transfer Target Equity Interests to any third party without the prior written approval by Party A before Target Equity Interests is transferred under this Agreement to Party A or the designated third party.

2.	Procedures

2.1	While executing this Agreement, Party B hereby confirms that the form and contents of the Equity Interest Transfer Agreement and the Approval Letter needed in the exercise of Purchase Right by Party A are the same as the Appendix attached to this Agreement.

2.2	In the event Party A decides to exercise its Purchase Right according to Article 1.1, it shall give a written notice (the “Exercise Notice”, see the Appendix) to Party B, stating quantity or percentage of the equity interests to be purchased and the name and identity of the purchaser. Party B and Party C shall provide all materials and documents necessary for the transfer of Target Equity Interests, including the signing the Equity Interest Transfer Agreement and Approval Letter the form of which are the same as the Appendix.

2.3	Except for the Exercise Notice in Article 2.2, there are no other prerequisite or incidental conditions or procedures for Party A to exercise its Purchase Right.

2.4	Party B shall provide Party C with timely and necessary assistance for Party C to complete the approving procedures (if required by law) with competent authorities and registration procedures of the equity interests transfer with relevant Industrial and Commercial authorities according to the applicable PRC laws and regulations.

2.5	The date of completion of the transfer of all Target Equity Interests is the date of completion of exercise of the Purchase Right.

3.	Purchase Price

3.1	The whole price of Target Equity Interests shall be the lowest value as permitted by the PRC laws and regulations at the time such Target Equity Interests being transferred. In the event Target Equity Interests is transferred in installments, the price shall be determined according to the time and percentage of each separate time of transfer.

3.2	Personal income tax and other relevant taxes or expenses incurred in the transfer of Target Equity Interests shall be borne by Party C.

3.3	With Party B’s unanimous consent, the purchase price obtained by Party B, based on the exercise of Purchase Right by Party A or any third party designated by Party A, shall be transferred to Party C for free.

4.	Warranties and Covenants

4.1	Each Party represents and warrants to other Parties as follows:

(a)	It has full rights, capacity and authorization to execute this Agreement and bear all the obligations and liabilities hereunder;

(b)	It has gone through all necessary internal procedures for the execution of this Agreement and has obtained all necessary internal and external authorization and approvals; and

(c)	It will not breach any agreements or contracts binding upon its assets or itself by executing this Agreement.

4.2	Party B and Party C separately and collectively represent and warrant to Party A as follows:

(a)	As of the date of the effectiveness of this Agreement, Party B legally owns the equity interests of Party C, and has full, valid right of disposal of such equity interests. The registered capital of Party C has been fully contributed. Except for the pledge under the Equity Interest Pledge Agreement and other rights consented by Party A in writing, the equity interests of Party C owned by Party B is not subject to any pledge, mortgage, warranty or other rights or interests of, and is free of any claims by any third party. No third party may demand Party C to distribute, issue, sell, transfer or exchange any of its equity interests according to any purchase right, share exchange right, first right to refusal or other agreements.

(b)	During the effective period of this Agreement, Party B shall not transfer, or create pledge, mortgage or any other security interest over the equity interests of Party C without the prior written consent from Party A.

(c)	Party B and Party C shall extend the operation period of Party C to the extent permitted by relevant PRC laws and regulations, to make it equal to the approved operation period of Party A.

5.	Appendix

Appendixes of this Agreement constitute an integrated part of this Agreement and have equal legal binding effect as other sections of this Agreement.

6.	Confidentiality

This Agreement and all clauses hereof belong to confidential information and shall not be disclosed to any third party except for relevant high-ranking officers, directors, employees, agents or professional consultants. This clause shall not apply in the event parties hereto are required by relevant laws or regulations to disclose information relating to this Agreement to any governmental authorities, the public or the shareholders, or file this Agreement with relevant authorities for record.

This clause shall survive any modification, dissolution or termination of this Agreement.

7.	Liabilities for Breach of Agreement

In the event any party failed to perform any of its obligations under this Agreement, or made any untrue or inaccurate representations or warranties, such party shall be liable for all the losses of other parties for breach of this Agreement.

8.	Force Majeure

Force Majeure means any event that cannot be anticipated at the time of the execution of the Agreement, and the occurrence of which cannot be avoided, controlled or conquered by any party of the Agreement, including but not limited to earthquake, typhoon, flood, fire, boycott, war or rebellion, etc..

The party suffering such Force Majeure shall (i) notify the other parties by telegram, facsimile or other electronic means immediately after the occurrence of such Force Majeure and shall provide written documents evidencing the occurrence of such Force Majeure within fifteen (15) business days; (ii) in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to mitigate or remove the effect of such Force Majeure with all reasonable dispatch, and continue its performance of the Agreement after such effect is mitigated or removed. The parties of the Agreement shall determine through negotiation whether to terminate, partly terminate or suspend the implementation of this Agreement according to the extent the Agreement is effected by such Force Majeure.

9.	Miscellaneous

9.1	This Agreement and any related matters shall be governed by and construed in accordance with the PRC laws. All disputes arising out of or in connection with this Agreement shall be conciliated friendly by and between the Parties. When the disputes could not be solved by conciliation, such disputes shall be finally settled under the Rules of Arbitration of the China International Economic and Trade Arbitration Commission by arbitrators appointed in accordance with rules currently effective of such arbitration commission. The arbitration ruling shall be final. The place of arbitration shall be in Beijing. The Parties hereto shall continue to perform its obligations and exercise its rights hereunder except for those in dispute.

9.2	This Agreement becomes effective on the date of execution by all parties and terminates when Party A purchased all Target Equity Interest according to the Agreement or the Agreement is terminated by mutual consent of the parties.

9.3	The Agreement is executed in three (3) counterparts, and each of Party A, Party B and Party C holds one counterpart.

9.4	This Agreement together with its appendixes constitute the entire agreement among the parties hereto and supersedes and renders of no force and effect all prior oral or written agreements, commitments and undertakings among the parties with respect to the subject matter hereof.

9.5	Any modification and supplement of this Agreement shall be made in a written form and shall only become effective upon the signature by all the parties of the Agreement.

OPTION AGREEMENT

(THE SIGNATURE PAGE)

Party A: Beijing Century TAL Education Technology Co., Ltd. (Seal) /Seal/

Authorized Representative:

Party B:

Bangxin Zhang:

Signature: /s/ Bangxin Zhang

Yachao Liu:

Signature: /s/ Yachao Liu

Yunfeng Bai:

Signature: /s/ Yunfeng Bai

Party C:

Beijing Dididaojia Education Technology Co., Ltd. (Seal) /Seal/

Authorized Representative:

OPTION AGREEMENT

Appendix:

Equity Interest Transfer Agreement

This Equity Interest Transfer Agreement (the “Agreement”), dated as of [ ], is made by and among the following parties in Beijing, China:

Transferor:

Bangxin Zhang, ID Card No. 321182198010012913

Yachao Liu, ID Card No. 211103198110152138

Yunfeng Bai, ID Card No. 360521198109240073

Transferee:

Beijing Century TAL Education Technology Co., Ltd.

Through amiable negotiation the Parties stated above agree as follows about the equity interest transfer stated herein:

1.	Transferor agrees to transfer the 100% equity interest of Beijing Dididaojia Education Technology Co., Ltd. it owns (“Target Equity Interests”) to Transferee at a price of RMB , and Transferee agrees to purchase such Target Equity Interests.

2.	Upon completion of transfer of Target Equity Interests, Transferor shall no longer enjoy while Transferee enjoys any rights and bear all obligations as the shareholder of Target Equity Interests.

3.	Any matters not mentioned in the Agreement may be determined by supplementary agreements signed by both parties.

4.	The Agreement becomes effective on the date of signature by both parties.

5.	The Agreement is executed in four (4) counterparts, each party holding one and the rest used for Industrial and Commercial alteration registration.

Transferor:

Bangxin Zhang: Signature: /s/ Bangxin Zhang	Yunfeng Bai: Signature: /s/ Yunfeng Bai
Yachao Liu: Signature: /s/ Yachao Liu

Transferee: Beijing Century TAL Education Technology Co., Ltd. (Seal) /Seal/

Authorized Representative:

OPTION AGREEMENT

Confirmation Letter

To: Beijing Century TAL Education Technology Co., Ltd.

I, the shareholder of Beijing Dididaojia Education Technology Co., Ltd. (the “Company”), hereby agree and confirm as follows:

1.	I agree to accept all the terms and conditions of the Option Agreement entered by the Company and Beijing Century TAL Education Technology Co., Ltd.(“WFOE”) on , 2015, and waive my first right to refusal to such equity interest when WFOE exercises its Purchase Right under such agreement. I will take all measures to assist WFOE on the transfer procedures for such equity interest.

2.	I agree to waive my first right to refusal when other shareholders of the Company transfers the equity interest it owns to WFOE or any third party designated by WFOE.

3.	In the event other shareholders of the Company transfers the equity interests it owns to WFOE or any third party designated by WFOE, I will sign or provide necessary documents for the transfer procedures of such equity interests.

This Confirmation Letter becomes effective on the date of signature.

Bangxin Zhang: Signature: /s/ Bangxin Zhang	Yunfeng Bai: Signature: /s/ Yunfeng Bai
Yachao Liu: Signature: /s/ Yachao Liu

Date: [ ]

OPTION AGREEMENT

Exercise Notice

To: Beijing Dididaojia Education Technology Co., Ltd. (the “Company”)

In accordance with the Option Agreement entered into by you and our company on , 2015, in circumstances permitted by relevant PRC laws and regulations, you should transfer your equity interests of the Company to our company or any other transferee designated by us according to our request.

Thus our company hereby sends you the Exercise Notice as follows:

Our company hereby requests to exercise the Purchase Right under the Option Agreement, that our company/ other transferee designated by us shall purchase your equity interests of the Company which constitutes [ ] % of the registered capital of the Company (“Transferring Equity Interest”) at a price of RMB [ ]. Please conduct all necessary procedures to transfer such Transferring Equity Interest to our company or other transferee designated by us according to the terms and conditions of the Option Agreement after your receipt of this Notice.

Beijing Century TAL Education Technology Co., Ltd. (Seal) /Seal/
Authorized Representative:
Name:
Position:
Date: